Exhibit 99.1

                        [CFS Bancorp, Inc. Letterhead]



March 17, 2003
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer 219-836-5500

       CFS BANCORP, INC. ANNOUNCES ADDITIONAL 10% BUYBACK

MUNSTER, IN - March 17, 2003 - CFS Bancorp, Inc. (NASDAQ: CITZ) ("Company") today announced that its Board of Directors has approved the repurchase of approximately 10% of its current outstanding stock. Since its last program was approved in June of 2002, the Company has purchased all but 265,110 shares of the 1,300,000 shares authorized for repurchase. These shares were repurchased at an average cost per share of $14.09. This latest approval authorizes the repurchase of an additional 1,200,000 of the shares outstanding.

Since its initial public offering in July of 1998, the Company has repurchased 11,307,662 shares at an average price of $11.69.

Shares outstanding as of March 16, 2003 were 12,284,000.

CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB. Citizens Financial Services, provides community banking services and currently operates 21 offices throughout adjoining markets in Chicago's Southland and Northwest Indiana. The Company's common stock trades on The Nasdaq Stock Market under the symbol "CITZ."